UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

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                     DWS GLOBAL COMMODITIES STOCK FUND, INC.
                     ---------------------------------------
                (Name of Registrant as Specified In Its Charter)

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September 26, 2008

                              TIME IS RUNNING OUT -
                       YOUR PROMPT ATTENTION IS REQUESTED

                              URGENT VOTING REQUEST


Dear Stockholders of DWS Global Commodities Stock Fund, Inc.:

A few weeks ago we mailed you proxy information and asked you to vote on the election of directors for your Fund. Your Board of Directors is asking you to use the White Proxy Card to authorize your proxy "FOR" the re-election of five experienced Directors of the Fund: Paul K. Freeman, William McClayton, Rebecca
W. Rimel, William N. Searcy, Jr. and Robert H. Wadsworth. We hope you will take a moment to review these materials and to authorize your proxy in accordance with your Board of Directors' recommendations by completing the enclosed proxy voting form (or voting by telephone or over the internet). We encourage you to disregard any proxy materials that you have received from dissident holder Western Investment LLC.

As you make your voting decision, we ask that you consider the following:

     o Performance has been strong - Since inception, your Fund has outperformed its benchmark by 4.62% on a cumulative net asset value return basis (as of August 31, 2008). Furthermore, your Fund has outperformed its benchmark index on both market price and net asset value over the one and three year periods (as of August 31, 2008).

     o Western's agenda is to destroy the closed-end structure of the Fund and the advantages of such structure -- The agenda being pursued by Western is to install a minority of directors who will seek to destroy the Fund as a closed-end vehicle and have the Fund convert to an exchange-traded fund ("ETF") or an exchange-traded note ("ETN"). Western fails to note that these and other options suffer from certain detriments, beyond giving up the benefit of closed-end fund status, such as the costs of obtaining stockholder approval, legal expenses, potential negative tax consequences, and/or the costs associated with liquidating the Fund's assets to meet redemption requests (possibly at inopportune times). In particular, Western fails to explain that conversion to an ETF would require a potentially costly and time consuming exemption from the Securities and Exchange Commission, and that there is no precedent for a closed-end fund converting to an ETN. Stockholders should understand that conversion to either an ETF or an ETN would limit or eliminate the active management that has allowed the Fund to outperform its benchmark since inception.

     o Your Board has recently authorized an open-market repurchase program -- In an effort to support the market price of the Fund's common stock and also enhance the Fund's total return through the purchase of Fund shares under terms accretive to remaining shareholders, the Board recently announced its authorization of an open-market stock repurchase program under which, effective September 2, 2008, the Fund may purchase an aggregate of up to 20% of the Fund's outstanding shares of common stock in open-market transactions over a twelve-month period. The Fund will make open-market purchases of its shares at times when such purchases would be accretive to shareholders.

We urge you to support the Fund by completing, signing and dating the enclosed White Proxy Card and promptly mailing it in the enclosed postage-paid envelope. Alternatively, you may vote by telephone or internet by following the instructions on the enclosed card. If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past annual meetings) unless you complete, sign, date and return the proxy voting form it will send you. Please do not sign or vote any gold proxy card sent to you by Western or its associates. If you have already returned a gold proxy card from Western and wish to vote according to the recommendations of your Board of Directors, please return a currently dated White Proxy Card. If you have already returned the White Proxy Card, we thank you for your support.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to authorize your proxy FOR your Board's nominees on the White Proxy Card.

We thank you for your continued support.

Sincerely,

The Directors of DWS Global Commodities Stock Fund, Inc.

John W. Ballantine                          William McClayton
Henry P. Becton, Jr.                        Rebecca W. Rimel
Dawn-Marie Driscoll                         Axel Schwarzer
Keith R. Fox                                William N. Searcy, Jr.
Paul K. Freeman                             Jean Gleason Stromberg
Kenneth C. Froewiss                         Robert H. Wadsworth
Richard J. Herring

If you have questions or need assistance in voting your shares, please call:

                                 Georgeson Inc.
                          199 State Street, 26th Floor
                               New York, NY 10038
                           (800) 905-7281 (Toll Free)